Exhibit 10.7

Extension of Gregory McCarthy Employment Agreement

IT IS HEREBY AGREED by and between the undersigned that the Employment Agreement between Gregory McCarthy and AOC Key Solutions, Inc., is hereby extended to April 21, 2017.

IT IS FURTHER AGREED that either party can terminate the agreement in accordance with the original terms set forth in the Employment Agreement, dated April 21, 2014.

IT IS FURTHER AGREED that Mr. McCarthy’s salary was increased from $229,800 to $275,000, as approved by the KeyStone Solutions Inc. Board of Directors on December 28, 2016.

IT IS FURTHER AGREED that all of the remaining terms and conditions in the agreement dated April 21, 2014 remain in full force and effect during the term of this extension.

IN WITNESS WHEREOF, the parties have executed this Extension of the Employment Agreement as of April 20, 2017.

KeyStone Solutions, Inc.

By: Gregory McCarthy, Chairman

EXECUTIVE:

By: Gregory McCarthy